Exhibit 8.1

Dentons Bingham Greenebaum LLP 2700 Market Tower 10 West Market Street Indianapolis, IN 46204 United States dentons.com

October 17, 2025

First Merchants Corporation

200 East Jackson Street

Muncie, Indiana 47305

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of a proposed transaction (the “Merger”) whereby First Savings Financial Group, Inc., an Indiana corporation (“First Savings”), will be merged into First Merchants Corporation, an Indiana corporation (“First Merchants”).

We have based our opinion upon an examination of the Agreement and Plan of Merger dated as of September 24, 2025, by and between First Merchants and First Savings (the “Merger Agreement”) and the Registration Statement on Form S-4 (the “Registration Statement”), as amended through the date hereof, filed by First Merchants in connection with the proposed Merger and the representations and warranties First Merchants and First Savings have supplied to us as set forth below. In rendering this opinion, we have assumed that the proposed Merger will be consummated in the manner provided for in the Merger Agreement.

I. FACTS

First Savings’ authorized capital stock consists of 20,000,000 shares of common stock, $0.01 par value per share (“First Savings Common Stock”), and 1,000,000 shares of preferred stock, $0.01 par value per share (“First Savings Preferred Stock”). There are no shares of First Savings Preferred Stock issued and outstanding. The shares of First Savings Common Stock are traded on the Nasdaq Capital Market under the symbol “FSFG.”

First Merchants’ authorized capital stock consists of 100,000,000 shares of common stock, without par value, $0.125 stated value (“First Merchants Common Stock”), and 500,000 shares of preferred stock, without par value, of which 10,000 shares are designated as 7.5% Non-Cumulative Perpetual Preferred Stock, Series A, without par value (the “First Merchants Preferred Stock”). 10,000 shares of First Merchants Non-Cumulative Perpetual Preferred Stock, Series A are issued and outstanding. The shares of First Merchants Common Stock are traded on the Nasdaq Global Select Market under the symbol “FRME.”

The proposed transaction is being undertaken to enhance the combined organization’s capabilities in providing banking and financial services to its customers and to strengthen the competitive position of the combined organization.

Pursuant to the terms of the Merger Agreement, First Savings will be merged into First Merchants in accordance with the laws of the State of Indiana. First Merchants will acquire all of the assets of First Savings and will assume all of the liabilities of First Savings by operation of law. Following the consummation of the Merger, the separate corporate existence of First Savings will cease and First Merchants will survive the Merger. In the Merger, each share of First Savings Common Stock will be converted into the right to receive a 0.85 (the “Exchange Ratio”) share of First Merchants Common Stock, or cash in lieu of a fractional share.

October 17, 2025

No fractional shares of First Merchants Common Stock will be issued in the Merger. In lieu of issuing fractional shares, shareholders of First Savings who would otherwise be entitled to a fractional share of First Merchants Common Stock shall instead be entitled to receive cash (without interest) in an amount (rounded to the nearest whole cent) determined by multiplying the fractional share to which the shareholder would otherwise be entitled by the volume weighted average trading price of a share of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that shares of First Merchants Common Stock trade on the NASDAQ Global Select Market preceding the fourth (4th) calendar day prior to the effective date of the Merger (the “First Merchants Average Price”).

The Merger Agreement also provides that immediately prior to the effective time of the Merger, each then outstanding First Savings restricted stock award, whether unvested or vested, shall be exchanged for shares of First Savings Common Stock according to their respective award agreement terms.

Additionally, the Merger Agreement provides after all regulatory and shareholder approvals required for consummation of the transactions contemplated by this Agreement have been obtained, but prior to the third (3rd) trading day immediately preceding the closing of the Merger, the Compensation Committee of First Savings Board of Directors shall cause each option to purchase shares of First Savings Common Stock (each a “First Savings Option”) granted by First Savings under equity plans (“First Savings Incentive Plans”) to fully vest (to the extent not vested). On the day immediately preceding the closing of the Merger, each First Savings Option that is outstanding and unexercised as of such date and which has not been canceled prior thereto shall, automatically and without any required action on behalf of the holder thereof, be canceled and First Savings or its subsidiaries shall pay to the holder thereof cash in the amount equal to the product of (i) the number of shares of First Savings Common Stock provided for in such First Savings Option, and (ii) the excess, if any, of (A) the product of the Exchange Ratio multiplied by the volume weighted average trading price of a share of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that shares of First Merchants Common Stock trade on the NASDAQ Global Select Market preceding the fourth (4th) calendar day prior to the effective date of the Merger, over (B) the exercise price per share of First Savings Common Stock provided for in such option. All out-of-the-money First Savings Options, if any, shall be cancelled as of the day immediately preceding the closing of the Merger without any payment. First Savings shall prohibit the exercise of any First Savings Option on and after the third (3rd) trading day immediately preceding the closing of the Merger.

First Merchants has made the following representations to us:

1.

The facts relating to the contemplated Merger of First Savings with and into First Merchants pursuant to the Merger Agreement, as described in the Merger Agreement and the documents described in the Merger Agreement, are, insofar as such facts pertain to First Merchants, true, correct, and complete in all material respects. The Merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the State of Indiana, and (c) the descriptions contained in the Registration Statement. The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to First Merchants or were provided by First Merchants or its agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of First Merchants, true, correct, and complete in all material respects.

October 17, 2025

2.

The fair market value of the shares of First Merchants Common Stock to be received by each holder of First Savings Common Stock, plus any cash consideration received by such holder in lieu of fractional shares, will be approximately equal to the fair market value of the shares of First Savings Common Stock surrendered by such holder in the exchange.

3.

First Merchants has no plan or intention to sell or otherwise dispose of any of the assets of First Savings acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (“Code”).

4.	Following the Merger, First Merchants will continue the historic business of First Savings or use a significant portion of First Savings’ business assets in a business.

5.

First Merchants and the shareholders of First Merchants will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement. First Merchants has not agreed to assume, nor will it assume, any of the expenses of the holders of the shares of First Savings Common Stock incurred in connection with the transactions contemplated by the Merger Agreement.

6.	There is no intercorporate indebtedness existing between First Merchants and First Savings that was issued, acquired or will be settled at a discount.

7.	First Merchants is not an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

8.	First Merchants is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

9.

At the time the Merger will be effective, the fair market value of the assets of First Savings transferred to First Merchants will equal or exceed the sum of the liabilities to be assumed by First Merchants plus the amount of liabilities, if any, to which the transferred assets will be subject.

10.

The payment of cash in lieu of fractional shares of First Merchants Common Stock is solely for the purpose of avoiding the expense and inconvenience to First Merchants of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the holders of First Savings Common Stock in lieu of issuing fractional shares of First Merchants Common Stock will not exceed 1% of the total consideration that will be issued in the Merger to the holders of First Savings Common Stock in exchange for their shares of First Savings Common Stock. The fractional share interest of each holder of First Savings Common Stock will be aggregated, and no holder of First Savings Common Stock will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of First Merchants Common Stock.

11.

None of the compensation to be received by any shareholder-employee of First Savings will be separate consideration for, or allocable to, any of their shares of First Savings Common Stock. None of the shares of First Merchants Common Stock to be received by any shareholder-employee of First Savings as Merger consideration will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of First Savings will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

October 17, 2025

12.

First Merchants will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the Merger by a court of competent jurisdiction (and then only to the extent required by such applicable law). First Merchants is not aware of any facts that would cause the Merger to fail to constitute a “reorganization” within the meaning of section 368(a) of the Code.

13.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

14.

The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between First Savings and First Merchants regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

15.	Following the transactions contemplated by the Merger Agreement, First Merchants will comply with the record-keeping and information filing requirements of Treas. Reg. § 1.368-3.

16.	First Merchants is a corporation within the meaning of section 7701(a)(3) of the Code.

17.

In the Merger, no liabilities of the First Savings shareholders will be assumed by First Merchants, nor to the best of the knowledge of the management of First Merchants will any shares of First Savings Common Stock be subject to any liabilities.

18.	First Merchants does not own, directly or indirectly, more than fifteen percent (15%) of the shares of First Savings Common Stock.

First Savings has made the following representations to us:

1.

The facts relating to the contemplated Merger of First Savings with and into First Merchants pursuant to the Merger Agreement, as described in the Merger Agreement and the documents described in the Merger Agreement, are insofar as such facts pertain to First Savings, true, correct, and complete in all material respects. The Merger will be consummated strictly in accordance with (a) the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified, (b) the laws of the State of Indiana, and (c) the descriptions contained in the Registration Statement. The facts contained in the Registration Statement and the documents referred to therein, to the extent that they pertain to First Savings or were provided by First Savings or its agents, are true, correct, and complete in all material respects, and all other facts and documents referred to therein are, to the best of the knowledge of the management of First Savings, true, correct, and complete in all material respects.

2.

The liabilities of First Savings to be assumed by First Merchants and the liabilities to which the transferred assets will be subject were incurred by First Savings in the ordinary course of its business.

3.

First Savings and the holders of First Savings Common Stock will pay their respective expenses, if any, incurred in connection with the transactions contemplated by the Merger Agreement. First Savings has not agreed to assume, or will assume, any of the expenses of holders of First Savings Common Stock incurred in connection with the transactions contemplated by the Merger Agreement.

4.	There is no intercorporate indebtedness existing between First Merchants and First Savings that was issued, acquired or will be settled at a discount.

October 17, 2025

5.	First Savings is not an investment company as defined in sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

6.	First Savings is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

7.

At the time the Merger will be effective, the fair market value of the assets of First Savings transferred to First Merchants will equal or exceed the sum of the liabilities to be assumed by First Merchants plus the amount of liabilities, if any, to which the transferred assets will be subject.

8.

None of the compensation to be received by any shareholder-employee of First Savings will be separate consideration for, or allocable to, any of their shares of First Savings Common Stock. None of the shares of First Merchants Common Stock to be received by any shareholder-employee of First Savings as merger consideration will be separate consideration for, or allocable to, any employment agreement and the compensation to be paid to any shareholder-employee of First Savings will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

9.	No distribution has been or will be made with respect to the shares of First Savings Common Stock immediately preceding the proposed Merger, except for regular, normal distributions.

10.

First Savings will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the Merger as a “reorganization” within the meaning of section 368(a) of the Code or with any of the representations set forth herein, unless otherwise required by a final judgment, decree, or other order which addresses the Merger by a court of competent jurisdiction (and then only to the extent required by such applicable law).

11.	The transactions contemplated by the Merger Agreement are being effected for bona fide business reasons, as described in the Registration Statement, and not for the purposes of tax avoidance.

12.

The Merger Agreement (including all amendments, exhibits and attachments thereto) represents the full and complete agreement between First Savings and First Merchants regarding the transactions contemplated by the Merger Agreement, and there are no other written or oral agreements regarding the transactions contemplated by the Merger Agreement other than those expressly referred to in the Merger Agreement and the Registration Statement.

13.

No First Savings shareholder is acting as agent for First Merchants in connection with the transactions contemplated by the Merger Agreement or approval thereof, and First Merchants will not reimburse any holder of First Savings Common Stock for shares of First Savings Common Stock such holder may have purchased, or for other obligations such holder may have incurred.

14.	First Savings is a corporation within the meaning of section 7701(a)(3) of the Code.

II. OPINION

Based on and subject to the foregoing, it is our opinion that under current law: (i) the Merger of First Savings into First Merchants in accordance with the terms of the Merger Agreement will constitute a reorganization described in section 368(a) of the Code; each of First Savings and First Merchants will be a party to such reorganization within the meaning of section 368(b) of the Code; and no gain or loss will be recognized by holders of First Savings Common Stock upon their receipt of shares of First Merchants Common Stock in exchange for their shares of First Savings Common Stock, except to the extent of any cash received in lieu

October 17, 2025

of fractional shares of First Merchants Common Stock; and (ii) subject to the limitations, qualifications, exceptions, and assumptions set forth therein, the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” insofar as it makes legal conclusions and summarizes U.S. federal income tax law, constitutes a fair and accurate summary under current law of the material U.S. federal income tax consequences of the Merger in all material respects.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than those set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This opinion represents our best judgment regarding the application of United States federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. Any such change could adversely affect our opinion as stated herein. We undertake no responsibility to advise you of any changes in, or changes in the application or interpretation of, the United States federal income tax laws. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.

We have not undertaken any independent investigation of any matter upon which we have relied or assumed in rendering this opinion. Any alteration or inaccuracy of any matter upon which we have relied or in any assumptions that we have made could adversely affect our opinion as stated herein.

This opinion addresses only the matters described above and does not address any other federal, state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement. No opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the references to our opinion in the Registration Statement, the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Dentons Bingham Greenebaum LLP

DENTONS BINGHAM GREENEBAUM LLP